EXHIBIT 99.1
February 19, 2013
FOR IMMEDIATE RELEASE

WaferGen Bio-systems and QIAGEN KK Sign Agreement for Co-Marketing in Japan

The Two Companies Will Jointly Promote WaferGen’s SmartChip qPCR System Together with QIAGEN’s PCRarrays

FREMONT, Calif., February 19, 2013 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) announced today a co-marketing agreement with QIAGEN KK – a subsidiary of QIAGEN N.V.– for the joint promotion of certain products in Japan in the areas of genomics platforms such as Next-Gen sequencing (NGS) and qPCR.  With the joint offering, customers will be able to seamlessly plan and execute complex research projects involving molecular biomarker discovery with NGS, where WaferGen’s SmartChip will offer a powerful platform for high-throughput qPCR-based target validation.  The purpose of the commercial relationship is to help life science researchers accelerate the process of developing markers that are potential candidates for molecular diagnostics by adding WaferGen’s SmartChip solution to facilitate biomarker validation.  Further customer-facing synergies will be achieved by offering QIAGEN’s PCRarrays on the SmartChip and subsequently compatible NGS panels from QIAGEN.

Stephane Perrey, President of QIAGEN KK stated: “We are looking forward to expanding our portfolio of life science offerings in Japan through the co-marketing of WaferGen’s high-throughput qPCR solution.  There is a substantial customer need to ramp up discovery efforts through targeted screening and confirmation, and our integrated approach will provide one-stop shopping for a variety of academic and industrial clients.  We will be able to guide customers through the series of steps necessary for an effective biomarker discovery and validation program, by providing both the instrumentation and assays necessary for the accomplishment of their scientific goals.  We have successfully evaluated WaferGen’s SmartChip System, and we believe that it can play an important role in our comprehensive product offering.”

“We are extremely pleased to be partnering in a joint commercial effort with QIAGEN to bring our products to the research and industrial communities in Japan,” added Ivan Trifunovich, President and CEO of WaferGen.  “Our product lines are highly complementary, together providing a total solution to our customers’ needs.  Since our July, 2012 launch of our MyDesign open format instrument, we have received enthusiastically positive reviews from our early test sites and commercial customers in the US and Europe.  In conjunction with our highly-regarded partner, we look forward to building on these results in Japan.  We are confident that our three-part value proposition – platform flexibility, cost-effectiveness, and no need for pre-amplification – will be strong drivers of customers’ interest,” Trifunovich added.

Under the terms of the agreement, QIAGEN and WaferGen will promote and market each other’s products in Japan, specifically WaferGen’s SmartChip platform and QIAGEN ’s NGS platform which is currently in an advanced stage of development. This breakthrough next-generation benchtop sequencer is one element of QIAGEN’s initiative to create integrated NGS workflows that combine innovative instrumentation and consumables into a sample-to-result offering planned for launch later this year. The two teams will be working closely together in terms of developing the overall strategy and tactical plan that will maximize the commercial opportunity for both companies.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an innovative life science company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating thousands of molecular biomarkers in parallel. It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping.

For additional information, please see http://www.wafergen.com

About QIAGEN

QIAGEN N.V., a Netherlands holding company, is the leading global provider of Sample & Assay Technologies that are used to transform biological materials into valuable molecular information. Sample technologies are used to isolate and process DNA, RNA and proteins from biological samples such as blood or tissue. Assay technologies are then used to make these isolated biomolecules visible and ready for interpretation. QIAGEN markets more than 500 products around the world, selling both consumable kits and automation systems to customers through four customer classes: Molecular Diagnostics (human healthcare), Applied Testing (forensics, veterinary testing and food safety), Pharma (pharmaceutical and biotechnology companies) and Academia (life sciences research). As of December 31, 2012, QIAGEN employed approximately 4,000 people in over 35 locations worldwide. QIAGEN KK is a wholly owned subsidiary of QIAGEN NV of about 100 employees who market QIAGEN’s entire product portfolio across all Japanese customer classes. Further information can be found at http://www.qiagen.com

Forward Looking Statements

This press release contains certain “forward-looking statements.”  Such statements include statements relating to the expected benefits to the Company of the relationship with QIAGEN KK combined with the features of its open format qPCR platform and other statements relating to future events that are not historical facts, including statements which may be preceded by the words “will,” “believes” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2011. Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:

John Harland
john.harland@wafergen.com
510-780-2395